UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 18, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

California Public Utilities Commission’s (“CPUC”) Investigation Regarding Natural Gas Distribution Facilities Record-Keeping

On August 18, 2016, the CPUC unanimously approved a modified presiding officer’s decision issued on August 17, 2016 (the “MOD POD”) in its investigation into whether Pacific Gas and Electric Company (the “Utility”) violated applicable laws pertaining to record-keeping practices with respect to maintaining safe operation of its natural gas distribution service and facilities.

The MOD POD increases the amount of the fine from $24.3 million to $25.6 million, to include a $50,000 fine omitted from the June 1, 2016 presiding officer’s decision (the “POD”) and $1.3 million resulting from the per-day fine increase for the missing leak repair records for the De Anza division. (With the citation previously assessed for the City of Carmel-by-the-Sea (“Carmel”) incident, the total fine imposed on the Utility is $36.5 million.)

The MOD POD approved by the CPUC also modifies certain other aspects of the POD. The MOD POD also denies the appeals previously filed by the CPUC’s Safety and Enforcement Division and Carmel, and closes this proceeding but allows the parties an opportunity to request that this proceeding be reopened if needed to ensure proper implementation of a compliance plan to be developed by the parties. (As previously disclosed, the Utility and all interested parties are to meet and confer to consider and develop additional remedial measures necessary to address the issues identified in the POD. The objective of this process will be a comprehensive compliance plan that includes all feasible and cost-effective measures necessary to improve the Utility’s natural gas distribution facilities record-keeping.)

At June 30, 2016, the Utility’s Condensed Consolidated Balance Sheets included a $24.3 million accrual in connection with the POD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: August 19, 2016	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 19, 2016	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG
Vice President, Corporate Governance and
Corporate Secretary